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                                                                     EXHIBIT 23A



                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors and Shareholders
Linens 'n Things, Inc.:

We consent to incorporation by reference in the Registration Statements Numbers 333-71903, 333-55803, 333-26827 and 333-26819 on Form S-8 of Linens 'n Things,
Inc. and Subsidiaries of our report dated February 2, 2000, relating to the consolidated balance sheets of Linens 'n Things, Inc. and Subsidiaries as of January 1, 2000 and December 31, 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended January 1, 2000, which report appears in the January 1, 2000 Annual Report on Form 10-K of Linens 'n Things, Inc.


/s/ KPMG LLP

KPMG LLP

New York, New York
March 30, 2000